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                                                             EXHIBIT 99(b)(2)(A)



                                  WM TRUST II

                              AMENDMENT TO BYLAWS


        There is hereby added to the Bylaws of WM Trust II a new Article XIV, as follows:


                                  ARTICLE XIV
                                Indemnification


        14.1 Rebuttable Presumption that Legal Fees May Be Advanced. For purposes of the determination or opinion referred to in clause (iii) of the second sentence of Section 6.4 of the Master Trust Agreement, the majority of disinterested Trustees acting on the matter or independent legal counsel, as the case may be, shall afford the Covered Person (as defined in such Section 6.4) a rebuttable presumption that the Covered Person has not engaged in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

Adopted at a meeting of the Board of Trustees of WM Trust II on February 20, 2002.